                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             RESPIRONICS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             RESPIRONICS, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF RESPIRONICS, INC.]

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Respironics, Inc. at 1:00 p.m., local time, on Wednesday, November 8, 1995 at the Union Trust Building, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as directors of the Company is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to elect three directors and to ratify the selection of independent auditors for fiscal year 1996.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you do attend, but will make sure that your shares are represented in the event that you cannot attend.

                                                Very truly yours,

                                                /s/ Dennis S. Meteny

                                                Dennis S. Meteny
                                                  President

October 13, 1995

                               RESPIRONICS, INC.

                             1001 Murry Ridge Drive
                        Murrysville, Pennsylvania 15668

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

     The Annual Meeting of Shareholders of Respironics, Inc. will be held at the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, on Wednesday, November 8, 1995 at 1:00 p.m., local time, in the Auditorium on the Tenth Floor, for the following purposes:

     (1)  To elect three directors;

     (2) To ratify the selection of auditors to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 1996; and

     (3) To transact such other business as may properly come before the meeting.

     Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

     Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

                                                Dorita A. Pishko
                                                  Secretary

October 13, 1995

                               RESPIRONICS, INC.

                             1001 Murry Ridge Drive
                        Murrysville, Pennsylvania 15668

                               ------------------

                                PROXY STATEMENT

                               ------------------

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 8, 1995

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Respironics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 1:00 p.m., local time, on Wednesday, November 8, 1995 at the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the meeting.

     The enclosed proxy may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

     It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders of the Company on or about October 16, 1995. The Company's Annual Report to Shareholders for 1995 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph, telecopy and personal interview. The Company may also request brokerage firms and other nominees or fiduciaries to forward copies of the proxy soliciting material and the 1995 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     If any shareholder wishes to present a proposal at the 1996 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company by May 31, 1996 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1996 Annual Meeting. The 1996 Annual Meeting is presently scheduled for November 15, 1996.

VOTING SECURITIES AND RECORD DATE

     Holders of the Company's Common Stock of record as of the close of business on September 25, 1995 (the "record date") are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 16,809,105 shares of Common Stock, the holders of which are entitled to one vote per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares of Common Stock beneficially owned by each director and nominee for director of the Company, the Chief Executive Officer and the four other most highly compensated executive officers of the Company and by all directors, nominees and executive officers of the Company as a group, as of the record date. Management of the Company does not know of any other person who beneficially owned as of the record date more than five percent of the outstanding shares of the Company's Common Stock. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after that date.

               NAME OF                                                                AMOUNT AND NATURE OF    PERCENT
           BENEFICIAL OWNER                                                           BENEFICIAL OWNERSHIP   OF CLASS
           ----------------                                                           --------------------   --------

Daniel P. Barry.....................................................................                 0               0%
Daniel J. Bevevino (9)..............................................................            32,350            0.19%
Douglas A. Cotter, Ph. D. (1).......................................................            26,356            0.16%
Robert D. Crouch (2)................................................................           280,000            1.65%
James H. Hardie (1), (3)............................................................            25,616            0.15%
Joseph C. Lawyer (1), (4)...........................................................             1,272            0.01%
George J. Magovern, M.D. (1), (5)...................................................         1,065,648            6.33%
Gerald E. McGinnis (6)..............................................................         1,426,784            8.29%
Dennis S. Meteny (7)................................................................           422,568            2.50%
Robert M. Oates (8).................................................................            29,750            0.18%
Bernard Shou-Chung Zau (1)..........................................................           369,032            2.19%
Ronald J. Zdrojkowski, Ph. D........................................................           753,328            4.48%
All of the above as a group (12 persons)............................................         4,432,704           25.09%

---------

(1) Includes shares which would be outstanding upon the exercise of currently exercisable stock options granted under the 1991 Non-Employee Directors' Stock Option Plan in the following amounts: Dr. Cotter, 24,016 shares; Mr. Hardie, 12,016 shares; Mr. Lawyer, 1,272 shares; Dr. Magovern, 24,016 shares; and Mr. Zau, 24,016 shares.

(2) Includes 200,000 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan.

(3) Includes 13,000 shares held by a partnership in which Mr. Hardie is the general partner. Does not include 16,000 shares owned by Mr. Hardie's wife, as to which he disclaims beneficial ownership.

(4) Does not include 550 shares held by Mr. Lawyer's wife, who has sole voting and investment power of these shares and as to which he disclaims beneficial ownership.

(5) Includes 1,005,122 shares held jointly with Dr. Magovern's wife, as to which voting and investment power is shared, and 28,000 shares held by the Magovern Grandchildren's Trust, of which Dr. Magovern and his wife are the trustees, and 8,510 shares held by the Magovern Family Foundation Trust, of which Dr. Magovern and his wife are the trustees. Dr. Magovern's business address is 320 E. North Ave., Pittsburgh, PA 15212.

(6) Includes 992,384 shares held jointly with Mr. McGinnis' wife, as to which voting and investment power is shared. Also includes 400,000 shares which would be outstanding upon the exercise of currently exercisable stock options granted to Mr. McGinnis as described below under "Employment Agreements and Other Transactions." Also includes 34,400 shares held in the Gerald E. McGinnis Charitable Foundation. Does not include 106,000 shares held by Mr. McGinnis' wife, as to all of which Mr. McGinnis disclaims beneficial ownership. Mr. McGinnis' business address is 1001 Murry Ridge Drive, Murrysville, PA 15668.

(7) Includes 184,000 shares held jointly with Mr. Meteny's wife, as to which voting and investment power is shared, and 4,000 shares held by Mr. Meteny's minor children, as to which he controls voting and investment power. Also includes 112,000 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan.

(8) Includes 28,750 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan.

(9) Included 32,350 shares which would be outstanding upon the exercise of currently exercisable stock options granted under the Company's 1984 Incentive Stock Option Plan and 1992 Stock Incentive Plan.

The information presented is based upon the knowledge of management and, in the case of the named individuals, upon information furnished by them.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors has four committees to assist in the management of the affairs of the Company: the Stock Option and Compensation Committee, the Audit Committee, the Nominating Committee and the Strategy Committee.

     Stock Option and Compensation Committee. The Stock Option and Compensation Committee (the "Compensation Committee") currently consists of Dr. Cotter (Chairman) and Messrs. Hardie and Lawyer . Mr. Lawyer replaced Mr. Zau as a member of The Compensation Committee in August, 1995. The Compensation Committee administers the Company's 1984 Incentive Stock Option Plan and the 1992 Stock Incentive Plan and has the authority to grant options thereunder. The Compensation Committee also makes recommendations regarding the compensation payable, including compensation under the Company's bonus plan, to all executive officers of the Company and certain other management personnel.

     Audit Committee. The Audit Committee consists of Messrs. Hardie (Chairman), Barry and Zau. This committee assists the Board in fulfilling its functions relating to corporate accounting and reporting practices and financial and accounting controls.

     Nominating Committee. The Nominating Committee consists of Messrs. McGinnis (Chairman) and Meteny and Dr. Magovern. The Nominating Committee reviews the size and composition of the Board of Directors and makes recommendations with respect to nominations for directors. The Nominating Committee will consider nominees recommended by shareholders provided that shareholders submit the names of nominees in writing to the Secretary of the Company together with a statement of the nominee's qualifications. Such information should be received no later than May 31, 1996 with respect to nominations for election at the 1996 Annual Meeting of Shareholders.

     Strategy Committee. The Strategy Committee consists of Messrs. McGinnis (Chairman), Lawyer and Meteny and Drs. Cotter and Magovern. The Strategy Committee makes recommendations to the Board of Directors with respect to general corporate strategy, including the development of present and new products internally or by acquisition and, the development of strategies for continued growth and profitability of the Company's business.

     The Compensation and Nominating Committees both met once during fiscal year 1995, the Audit Committee met twice during fiscal year 1995, and the Strategy Committee met four times during fiscal year 1995. These committees also met informally by telephone during the fiscal year as the need arose. The Board of Directors held four meetings during fiscal year 1995. Each of the Directors attended all of the meetings of the Board and each committee on which the Director served.

     Each director who is not an employee of the Company receives an annual fee of $9,600 for his service as a director and committee member. In addition, each non-employee director receives fees of $500 and $300 for attendance at meetings of the full Board of Directors and of committees of the Board of Directors, respectively, and is reimbursed for his travel expenses for attendance at all such meetings. Directors of the Company who are not employees also hold and receive stock options under the Company's 1991 Non-Employee Directors' Stock Option Plan. Under this Plan, each non-employee director is granted an option on the third business day following each Annual Meeting of Shareholders to purchase 5,100 shares of the Company's Common Stock at the fair market value on such date. Each option has a term of 10 years, is exercisable in installments and becomes fully exercisable after three years from date of grant.

MATTERS TO BE ACTED UPON

1.  ELECTION OF DIRECTORS

     The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of directors constituting the full Board of Directors shall be eight at the present time.

     The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Shareholders for a term of three years. Accordingly, a class is to be elected at the 1995 Annual Meeting of

Shareholders, with each director to hold office until the 1998 Annual Meeting of Shareholders or until the director's prior death, disability, resignation or removal.

     The Board of Directors has nominated Douglas A. Cotter, Ph.D., George J. Magovern, M.D., and Gerald E. McGinnis for reelection as directors, and each of them has agreed to serve if elected. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any nominee becomes unable or unwilling to serve as director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

     The bylaws of the Company provide that the size of the Board of Directors may be determined either by the Board of Directors or by shareholders at an Annual Meeting of Shareholders. Vacancies in the Board of Directors may be filled by Board action. The term of office of any director so elected to the Board by the Board itself lasts until the next election of the class of directors to which such director was elected.

     Information concerning those nominees for director (class of 1995) and the other directors who will continue in office after the meeting (classes of 1996 and 1997) is set forth below, together with information concerning the Company's executive officers who are not directors.

            NAME                                 POSITION WITH THE COMPANY
            ----                                 -------------------------
Class of 1995
Douglas A. Cotter, Ph.D.      Director
George J. Magovern, M.D.      Director
Gerald E. McGinnis            Chairman of the Board

Class of 1996
Daniel P. Barry               Director
Bernard Shou-Chung Zau        Director

Class of 1997
James H. Hardie               Director
Joseph C. Lawyer              Director
Dennis S. Meteny              President, Chief Executive Officer and Director

     Mr. Barry is 48 years old. He has been a director of the Company since August 1995. He is currently Vice Chairman of AMSCO International, Inc. ("AMSCO"). Prior to his current position, he served as President and Chief Executive Officer of AMSCO from October 1994 through July 1995. Mr. Barry served as Senior Vice President--Finance and Planning (CFO) of AMSCO from April 1993 to October 1994. Prior thereto, he served in various executive and consulting capacities with AMSCO since 1981. Mr. Barry has been a director of AMSCO since 1991.

     Dr. Cotter is 52 years old. He has been a director of the Company since February 1989. Since 1985 he has been President of Healthcare Decisions, Inc., a Massachusetts health care and biotechnology consulting firm specializing in corporate development, strategic planning and acquisitions. For nineteen years prior to joining Healthcare Decisions he was employed by Corning Glass Works, where he held various management positions in research, product development and clinical information systems.

     Mr. Hardie is 65 years old. He has been a director of the Company since November 1991. He is a lawyer and a partner of Reed Smith Shaw & McClay, a law firm with principal offices in Pittsburgh, Washington and Philadelphia, which since 1988 has performed legal services for the Company. Mr. Hardie has been a partner of that firm since 1962. He is a Director of Access Corporation, a marketer and developer of document and image handling systems and related software. He is also a director of a number of other corporations, the securities of which are not publicly traded.

     Mr. Lawyer is 50 years old. Since 1988, he has been President and Chief Executive Officer and a Director of Chatwins Group, Inc. (CGI), headquartered in Pittsburgh, Pennsylvania, which designs, manufactures and markets a broad range of fabricated and machined parts and products, in a variety of industries primarily to original equipment manufacturers. From 1986 to 1988 he was President and Chief Executive Officer and a Director of CP Industries, a predecessor company of CGI. Prior thereto, he held various operations, marketing, sales, finance and strategic planning positions for U.S. Steel Corporation for 17 years.

     Dr. Magovern is 71 years old. He has been a director of the Company since 1983. Currently, he is Executive Vice President for Health Services Delivery and Professor of Surgery at Allegheny General Hospital, a 736-bed, acute care teaching hospital in Pittsburgh. Between 1968 and 1995 Dr. Magovern was director of the Department of Surgery. He has been affiliated with Cardio-Thoracic Surgical Associates, Inc., a professional corporation, since 1970. He has been a Clinical Associate Professor of Surgery at the University of Pittsburgh School of Medicine and is currently a Professor of Surgery at the Medical College of Pennsylvania. Dr. Magovern has participated in the development of the application of bio-engineering to cardiac and thoracic surgery at Allegheny General Hospital.

     Mr. McGinnis is 61 years old. He has been a director of the Company since 1977 and Chairman of the Board since November 1994. He served as Chief Executive Officer of the Company between 1977 and 1994, and President between 1984 and 1994. Prior to 1977, Mr. McGinnis was President of Lanz Medical Products Corporation, the predecessor to the Company. From 1971 to 1975, Mr. McGinnis also served on the staff of the Critical Care Department, Presbyterian University Hospital, Pittsburgh, where he participated in various medical engineering programs seeking the application of technology to medical care. Prior thereto, Mr. McGinnis was head of the Surgical Research Department at Allegheny General Hospital, Pittsburgh, for two years and for eleven years he was employed at the research and development laboratory of Westinghouse Electric Corporation. At Westinghouse he served six years as the Manager of the Bio-Engineering Department and headed the medical product development activities.

     Mr. Meteny is 42 years old. He has been a director of the Company since January 1986 and President and Chief Executive Officer since November 1994. From August 1992 through November 1994, Mr. Meteny served as Executive Vice President and Chief Operating and Financial Officer of the Company. He was Vice President--General Manager and Chief Financial Officer of the Company from January 1988 through August 1992 and was Vice President--Finance and Accounting from 1984 through January 1988. For eight years prior to joining the Company he was employed as an accountant in various auditing capacities by Ernst & Young.

     Mr. Zau is 57 years old. He has been a director of the Company since July 1984. Since prior to 1985, Mr. Zau has been the Managing Director of Micro Electronics, Ltd., a privately-held manufacturer of electrical components located in Hong Kong. He currently serves as director of several other privately-held entities in Hong Kong. He resides in Hong Kong.

2.  SELECTION OF AUDITORS

     The Board of Directors, following the recommendation of the Audit Committee, has selected the independent public accounting firm of Ernst & Young as the auditors to examine the consolidated financial statements of the Company for fiscal year 1996. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

     Ernst & Young has served as the independent auditors for the Company since 1984. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3.  OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

VOTE REQUIRED

     Under Delaware law, the three nominees for election as directors at the Annual Meeting of Shareholders who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors. Under Delaware law, the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, a quorum being present, is necessary for the ratification of the selection of Ernst & Young. The aggregate number of shares for which a vote "For", "Against" or "Abstain" is made is counted for the purpose of determining the minimum number of affirmative votes required for ratification of the selection, and the total number of votes cast "For" ratification of the selection is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter other than election of directors by a stockholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote "Against" the matter.

EXECUTIVE COMPENSATION

     The information regarding compensation of executive officers is provided in accordance with the Securities and Exchange Commission's revised rules regarding disclosure of executive compensation which, with respect to the Company, became effective for fiscal year 1993.

     The following table sets forth information concerning compensation paid to the Chief Executive Officer of the Company and the four highest paid executive officers other than the Chief Executive Officer (the "named officers") for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 30, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                                  ------------------------------------
                                                   ANNUAL COMPENSATION                     AWARDS              PAYOUTS
                                          -----------------------------------     --------------------------   -------
                                                                                                SECURITIES
                                                                     OTHER        RESTRICTED    UNDERLYING
                                                                    ANNUAL           STOCK       OPTIONS/       LTIP
          NAME AND                         SALARY      BONUS     COMPENSATION       AWARDS         SAR'S       PAYOUTS
     PRINCIPAL POSITION          YEAR      ($) (A)      ($)         ($) (B)           ($)       (POUND) (E)      ($)
-----------------------------    ----     --------     -----     ------------     ----------    -----------     ------
Gerald E. McGinnis
Chairman of the Board            1995       231,704     34,171            --              --            --         --
                                 1994       254,695         --            --              --            --         --
                                 1993       242,302     94,000            --              --            --         --
Dennis S. Meteny
President and Chief
  Executive Officer              1995       187,696     74,094            --              --            --         --
                                 1994       159,083         --            --              --        32,000         --
                                 1993       143,505     58,703            --              --            --         --
Robert D. Crouch
Vice President--Sales
  and Marketing                  1995       145,855     53,260            --              --            --         --
                                 1994       128,569         --            --              --        48,000         --
                                 1993       118,202     43,761            --              --            --         --
Ronald J. Zdrojkowski
Vice President--Research
  and Development                1995       228,695(D)      --            --              --            --         --
                                 1994       205,444(D)      --            --              --            --         --
                                 1993       185,620(D)      --            --              --            --         --
Kam-Kwen Ng
President, Respironics (HK)
  Ltd.                           1995       141,638     30,000            --              --            --         --
                                 1994       148,169         --            --              --        32,000         --
                                 1993       143,684     90,698            --              --            --         --


                                 ALL OTHER
          NAME AND             COMPENSATION
     PRINCIPAL POSITION           ($) (C)
----------------------------   ------------
Gerald E. McGinnis
Chairman of the Board              130,474
                                   118,575
                                   108,499
Dennis S. Meteny
President and Chief
  Executive Officer                 26,018
                                    22,895
                                    17,634
Robert D. Crouch
Vice President--Sales
  and Marketing                     17,831
                                    18,055
                                    13,828
Ronald J. Zdrojkowski
Vice President--Research
  and Development                    9,166
                                     8,672
                                     7,596
Kam-Kwen Ng
President, Respironics (HK)
  Ltd.                              15,000
                                    15,000
                                    13,782

------------
(A) This column represents base salary and includes tax deferred Section 401(k) contributions under the Company's Retirement Savings Plan.

(B) The dollar value of perquisites and other personal benefits is required to be disclosed under this column if the amount for any named officer equals or exceeds $50,000 or 10% of the total of annual salary and bonus.

    The dollar value of the perquisites and other personal benefits did not exceed the threshold amount for any of the named officers for any of the years covered in the table.

(C) The amounts in this column for 1995 represent the following: matching contributions under the Company's Retirement Savings Plan (Mr. McGinnis, $8,663; Mr. Meteny, $6,458; Mr. Crouch, $4,791; and Dr. Zdrojkowski, $2,406); annuity plan premiums paid on the officer's behalf (Mr. McGinnis, $39,150; Mr. Meteny, $19,560; Mr. Crouch, $13,040; Dr. Zdrojowski, $6,760;
    and Mr. Ng, $15,000); and life insurance premiums paid by the Company for policies under which the named officer (or his estate) will receive the accumulated cash surrender value of the policy upon the earlier of his death or his reaching age 65 and the Company will receive the remainder of the death benefit (Mr. McGinnis, $82,661).

(D) The amounts shown for Dr. Zdrojkowski include royalties paid to him based on sales of a product developed by him pursuant to his employment agreement. See "Employment Agreements and Other Transactions."

(E) The amounts in this column have been adjusted retroactively to reflect a two-for-one stock split of the Company's Common Stock effected in fiscal year 1995.

STOCK OPTIONS

     No stock options were granted to any named officers during fiscal year 1995. The Company has not granted any stock appreciation rights ("SAR's") to any of the named officers or any other officers or employees of the Company.

     The following table sets forth information concerning the stock option exercises by the named officers during the fiscal year 1995 and the unexercised stock options held at June 30, 1995 by the named officers.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR FY-END OPTION VALUES

                                                                               VALUE OF
                                                           NUMBER OF          UNEXERCISED
                                                          UNEXERCISED        IN-THE-MONEY
                                                           OPTIONS AT         OPTIONS AT
                                                         FY-END (POUND)       FY-END ($)
                                                         -------------        ----------
                          SHARES ACQUIRED     VALUE
                            ON EXERCISE      REALIZED     EXERCISABLE/     EXERCISABLE (2)/
          NAME                (POUND)        ($) (1)     UNEXERCISABLE       UNEXERCISABLE
----------------------    ---------------    ---------   -------------     ----------------
Gerald E. McGinnis               --                 --     400,000/--        4,950,000/--

Dennis S. Meteny                 --                 --   104,000/24,000     976,000/120,000

Robert D. Crouch               80,000        1,109,600   188,000/36,000    2,026,000/180,000

Ronald J. Zdrojkowski            --                 --       --/--               --/--

Kam-Kwen Ng                    48,000          514,600   56,000/24,000      508,000/120,000

---------
(1) Represents the amount by which the fair market value of the shares acquired on exercise at the exercise date exceeded the exercise price of such shares.

(2) Represents the amount by which the fair market value ($14.25) of the shares covered by the stock options on June 30, 1995 exceeded the exercise price of such stock options.

EMPLOYMENT AGREEMENTS AND OTHER TRANSACTIONS

     The Company paid royalties to Dr. Zdrojkowski for fiscal years 1995, 1994 and 1993 on the sale of a product developed by him pursuant to his employment agreement. These royalties are included in Dr. Zdrojkowski's compensation shown in the Summary Compensation Table. His Employment Agreement is for a term of one year, renewable annually.

     Effective in May 1988, Mr. McGinnis transferred to the Company his rights to all inventions, improvements, processes or discoveries made or conceived by him during his employment with the Company, and his right to royalty payments under a former employment and license agreement terminated. In exchange for his patents on certain of the Company's products, the Company in May 1988 paid Mr. McGinnis $600,000 in cash and in exchange for all other intellectual properties transferred granted him the right to purchase 400,000 shares of common stock of the Company at a price of $1.88 per share. The exercise price of the option granted to Mr. McGinnis was determined through arms'-length negotiations between Mr. McGinnis and the Company's directors other than Mr. McGinnis. The option is presently exercisable for all 400,000 shares. The option is exercisable for a maximum period of 10 years after grant.

     The Company believes that securing full rights to the Company's products from Mr. McGinnis and terminating future royalty payments to him was in the best interests of the Company. The consideration paid was determined by negotiations between the Board of Directors of the Company and Mr. McGinnis, taking into account all relevant factors including a review of past royalty payments and estimate of future royalty payments. The terms of this agreement were approved by the Board of Directors, including all of the disinterested directors of the Company.

     Effective April 1, 1995 the Company entered into an Employment Agreement with Mr. McGinnis providing for his employment as Chairman of the Company's Board of Directors for a three year term ending March 31, 1998. Each year until March 31, 1997, the term of the Agreement is automatically extended for one additional year unless previously either Mr. McGinnis or the Company gives notice in the then current first year of the term that the term will not be further extended. Under the terms of the Agreement, Mr. McGinnis agreed to spend not less than two-thirds of his working time in the performance of his duties as Chairman, including assisting the Company's President in fulfilling the Company's civic and charitable responsibilities, serving as Chairman of the Company's Strategy Commiteee, providing guidance and direction in new product development as well as acquisition of new products and businesses and ensuring good liaison between the Board and the Company's management. The Agreement provides for a base salary at the rate of $190,000 per year plus participation in the Company's benefit plans (other than stock option and stock purchase plans) on a basis comparable with other executives in the Company.

     Effective December 1, 1994 the Company entered into an Employment Agreement with Mr. Meteny providing for his employment as President and Chief Executive Officer of the Company for a three year term ending November 30, 1997. Effective the same date the Company and Mr. Crouch entered into an Employment Agreement providing for his employment as Vice President of Sales and Marketing also for a three year term ending November 30, 1997. Each agreement is automatically extended each year for one additional year absent prior notice by either party. The Agreements provide for base salaries for Messrs. Meteny and Crouch of $195,600 per year and $138,200 per year, respectively, plus participation in the Company's benefit and incentive plans on a basis comparable with other executives in the Company.

     In April 1995, the Company guaranteed a loan made by a commercial bank to Mr. Crouch in the amount of $400,000. In consideration for this guarantee, Mr. Crouch granted to the Company a security interest in 80,000 shares of the Company's common stock owned by him. This security interest will remain in place until Mr. Crouch's commercial bank loan has been repaid in full. At June 30, 1995, the shares held by the Company pursuant to this security interest had a fair market value of approximately $1,140,000.

     Respironics (HK) Limited is lessee under a Tenancy Agreement expiring on April 30, 1997, with Micro Electronics, Ltd. as lessor, for premises located in Hong Kong, providing for a monthly rent of approximately $12,000 (U.S.). Bernard Shou-Chung Zau, a director of the Company, is also a director of Micro Electronics, Ltd., and Micro Electronics, Ltd. is a shareholder of the Company. Together with other family members, Mr. Zau controls Micro Electronics, Ltd. The Company believes that the terms of the above agreements with Micro Electronics, Ltd. are no less favorable than those which the Company would have agreed to if determined through arms'-length negotiations with unaffiliated third parties.

EXECUTIVE OFFICERS

     The executive officers of the Company, other than those who also serve as directors and are described above, are Ronald J. Zdrojkowski, Ph.D., 52, Vice President--Research & Development, Robert D. Crouch, 47, Vice President--Sales and Marketing, Robert M. Oates, 53, Vice President--Engineering, and Daniel J. Bevevino, 35, Controller and Chief Financial Officer.

     Dr. Zdrojkowski assumed the position of Vice President--Research and Development in late 1990. Prior to 1990 Dr. Zdrojkowski was Vice
President--Engineering for the Company since 1987 and held that position from

1977 to 1985 as well. From 1985 to 1987 he was Product Development Manager. Dr. Zdrojkowski joined the Company in 1977 and has worked on the design, development and manufacturing of most of the Company's products and the transfer of technology to Respironics (HK) Limited. Prior to joining the Company, he worked as a consultant for various companies assisting in the design of new medical products.

     Mr. Crouch joined the Company as Director of Sales and Marketing in January 1989. He was promoted to Vice President Sales and Marketing in May 1989. From 1986 to 1989, Mr. Crouch worked as a consultant for various companies on administrative and governmental affairs issues. From 1985 to 1986, he was employed by Cryogenic Associates, serving as Executive Vice President and later President. From 1983 to 1985, Mr. Crouch was President, Chief Executive Officer and Chairman of the Board of Beta Med Pharmaceuticals.

     Mr. Oates joined the Company as Vice President--Engineering in July 1992. From 1982 to July 1992, he was employed by Westinghouse Electric Company Science & Technology Center, serving as the Manager of Communication Systems, Sensor Development and Electo-optic Systems.

     Mr. Bevevino joined the Company in 1988 as Manager of Cost Accounting. He was promoted to Controller in 1990 and continues to serve in that position. In November of 1994, Mr. Bevevino was elected Chief Financial Officer. Immediately prior to his Respironics' affiliation, Mr. Bevevino--a Certified Public Accountant--spent five years with the international accounting firm of Ernst & Young.

                      REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION

     Decisions regarding compensation of the Company's executives generally are made based on recommendations by the Compensation Committee, which is composed of three independent outside directors. All decisions of the Compensation Committee relating to compensation of the Company's executive officers and the President of Respironics (HK) Ltd. are reviewed and approved by the full Board. Set forth below is a report submitted by Dr. Cotter and Messrs. Hardie and Zau (the members of the Compensation Committee at the relevant time during fiscal year 1995) in their capacity as members of the Board's Compensation Committee addressing the Company's compensation policies for fiscal year 1995 as they affected executive officers of the Company, including Mr. Meteny, the President and Chief Executive Officer, and Messrs. McGinnis, Crouch, Ng and Zdrojkowski, the four executive officers other than Mr. Meteny who were, for fiscal year 1995, the Company's most highly compensated executives.

COMPENSATION

     The Company's executive and key employee compensation program consists of a base salary component, a component providing the potential for an annual profit sharing bonus based on overall Company performance as well as individual performance, and a component providing the opportunity to earn stock options linking the employee's long-term financial success to that of the Company's stockholders.

  Cash Compensation

     Officers are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. Companies are selected based on products marketed, customers and markets served, geographic distribution, manufacturing locations and complexity of operations (which involves several factors, with sales revenue being a major factor) for those companies operating in the respiratory products market. In addition, the Company participates in and receives summary compensation survey information from the Health Industry Manufacturers Association ("HIMA"), which surveyed 67 HIMA member companies in 1994.

     The methodology used to determine guidelines for compensation was a matching of each executive's responsibilities to a comparable position described in the HIMA survey. Based on this matching, each executive's salary was compared to the corresponding salary range of comparable executives in the HIMA survey. Then, an appropriate salary range (e.g., 25th percentile, median, 75th percentile) was selected based on the comparison of the executive's responsibilities to those of the comparable position in the HIMA survey. The comparable companies operating in the respiratory market and other data were then examined for reasonableness on a position-by-position basis. Salaries were established based on the performance of the executive given his responsibilities within a specific position and the relationship of the current salary to the appropriate percentile of the HIMA survey for the most comparable position available within the survey.

     The primary level of compensation is based on a combination of years of experience and performance. An officer's performance is based on how well he meets objectives set by his supervisor through a Company-wide process of stating objectives for each associate (employee), insuring compatibility of objectives among associates, reviewing performance against objectives and recognizing the accomplishment of these objectives. The Board of Directors establishes and reviews the objectives of the Chairman of the Board, and the Board also assesses the Chairman's performance compared to these objectives. The salary of all officers is reviewed annually in November, with the amount of the increases (which take effect the following February) based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. The relative weight of each of these factors in determing salary increases varies for each annual salary determination. There is no fixed weighting. However, in the past, the factors which have generally had the greatest influence on salary increases have been (in decreasing significance) Company performance, individual performance, marketplace trends in compensation and general economic conditions.

     In fiscal year 1995 the Compensation Committee recommended and the Board approved a base salary increase for Mr. Meteny of 20% considering the foregoing factors as well as Mr. Meteny's election as Chief Executive Officer. It also recommended and the Board approved a 6% increase in base salary for Mr. Crouch based on the above mentioned factors. In the case of Mr. McGinnis, who became Chairman of the Board of Directors and who agreed to spend not less than two-thirds of his working time (as compared with full time as Chief Executive Officer on Company matters), the Committee recommended and the Board approved a base salary reduction of 27%. See "Executive Compensation--Employment Agreements and Other Transactions."

     The Board of Directors of the Company's subsidiary (Respironics (HK) Ltd.) approved the base salary of Mr. Ng after consultation with Committee. In the case of Dr. Zdrojkowski, his base salary remanded at the same level as approved by the Board after consultation with the Committee. His compensation increased because of increased royalty payments made to him under his Employment Agreement, which payments were at the same rates, but on greater amounts of covered sales.

  Profit Sharing Bonus

     The second compensation component is a Company-wide profit sharing program under the Company's Profit Sharing Bonus Plan. Bonuses are primarily based on the Company's annual financial performance and secondarily on the performance of the individual. Bonuses generally range from zero to 40% of base salary. The measures of annual financial performance used in determining the amount of bonuses include sales growth, earnings growth and net income as a percentage of sales. Based on these factors, profit sharing bonuses were accrued for fiscal year 1995 for the named officers in the amounts set forth in the Summary Compensation Table above.

  Stock Options

     The third major component of the officer's compensation consists of stock options. The primary purpose of granting stock options is to link the officers' financial success to that of the stockholders of the Company. The exercise price of stock options is determined by the Compensation Committee at the time the option is granted, but may not be less than the fair market value of the Company's Common Stock as of the date of grant. Options become exercisable commencing a minimum of six months from the date of grant and are exercisable for a maximum period of 10 years, as determined by the Compensation Committee.

     The Compensation Committee awarded stock options to 65 of the Company's employees during fiscal year 1995. No stock options were granted to any named officer during fiscal year 1995.

CEO COMPENSATION

     The following factors constitute the basis for the compensation paid to Mr. Meteny, the Company's Chief Executive Officer ("CEO"), during fiscal year 1995; his responsibilities as the Company's CEO; the Company's ability to achieve its objectives for revenue and earnings growth and its objectives for long-term growth; the salaries paid to other CEO's of comparable companies as reported in the HIMA survey; and Mr. Meteny's experience compared to the CEO's of comparable companies in the HIMA survey. As indicated in the Summary Compensation Table, Mr. Meteny was awarded a bonus of $74,094 for fiscal year 1995 based on the Company's achievement of certain revenue and earnings goals.

          Compensation Committee of the Company's Board of Directors:
                          Douglas A. Cotter, Chairman
                                James H. Hardie
                             Bernard Shou-Chung Zau

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Securities and Exchange Commission's rules relating to the disclosure of executive compensation require that the Proxy Statement include certain information about "insider" participation on compensation committees and about specific kinds of "interlocking" relationships between the compensation committees of different companies, under the foregoing caption.

     The Compensation Committee of the Board of Directors is responsible for executive compensation decisions as described above under "Board of Directors and Committees of the Board." During fiscal year 1995, the Committee consisted of Dr. Cotter (Chairman) and Messrs. Zau and Hardie, with Mr. Lawyer replacing Mr. Zau as a member of the Committee in August 1995. Mr. Hardie is a partner in the law firm which has provided legal services to the Company since 1988 and which is expected to provide legal services to the Company in the future.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     All Forms 3, 4, and 5 have been filed within the guidelines of the Commission during fiscal year 1995. In making this disclosure, the Company has relied solely on the written representation of its directors and officers and copies of the reports that they have filed with the Commission.

PERFORMANCE GRAPH

     The following graph shows a five year comparison of cumulative total returns for the Company, the NASDAQ Market Index and the Standard & Poor's Medical Products and Supplies Index ("S&P Medical"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1990, and that all dividends were reinvested.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
             AMONG RESPIRONICS, NASDAQ INDEX AND S&P MEDICAL INDEX


Measurement period                                 Nasdaq          S&P Medical
(Fiscal year Covered)           Respironics        Index             Index
-----------------------         -----------        ------          -----------
Measurement PT_
6/30/90                         $100.00            $100.00         $100.00
FYE 6/30/91                     $101.16            $105.89         $132.92
FYE 6/30/92                     $158.14            $127.20         $151.78
FYE 6/30/93                     $211.63            $159.97         $124.49
FYE 6/30/94                     $156.98            $161.56         $120.01
FYE 6/30/95                     $265.13            $215.36         $184.12


                                                          FISCAL YEAR ENDED JUNE 30
                                       ----------------------------------------------------------------
                                         1990       1991       1992       1993       1994       1995
                                       ----------------------------------------------------------------
Respironics, Inc.....................  $  100.00  $  101.16  $  158.14  $  211.63  $  156.98  $  265.13
NASDAQ...............................  $  100.00  $  105.89  $  127.20  $  159.97  $  161.56  $  215.36
S&P Medical..........................  $  100.00  $  132.92  $  151.78  $  124.49  $  120.01  $  184.12

                                                        Dorita A. Pishko
                                                          Secretary

October 13, 1995

                                 RESPIRONICS
                             1001 MURRY RIDGE DR.
                            MURRYSVILLE, PA 16668

               ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 8, 1995

     Gerald E. McGinnis, Dennis S. Meteny and Dorita A. Pishko, or any of them, are hereby appointed proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Respironics, Inc. to be held at the Union Trust Building, in the Auditorium, at 501 Grant Street, Pittsburgh, Pennsylvania, on November 8, 1995, and at any adjournment thereof, as directed hereon, and in their discretion to vote and act upon any other matters as may properly come before this meeting.

                         (Continued on reverse side)






                             FOLD AND DETACH HERE

1. Election of Directors.

  FOR all nominees          WITHHOLD
(listed to the right        AUTHORITY
  except as marked    to vote for all nominees
  to the contrary)       listed to the right


NOMINEES: Douglas A. Cotter, Ph.D., George J. Magovern, M.D., Gerald E.
McGinnis

(Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below)

-----------------------------------------------------------------------


2. To ratify the selection of Ernst & Young LLP as independent public accountants for the fiscal year ending June 30, 1996.

       FOR     AGAINST     ABSTAIN


This proxy is solicited on behalf of the Board of Directors and will be voted as specified: A vote FOR the election of nominees listed includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.


Date:                                                           , 1995
     -----------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

Shareholder(s) signature should correspond to the name(s) shown hereon. (Executors, Administrators, Trustees, etc. should so indicate when signing).

                 PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY!


"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"


                             FOLD AND DETACH HERE